EXHIBIT 99


For Immediate Release                       For More Information Contact:
April 21, 2004                              William Armanino, President & CEO
                                            Edmond J. Pera, COO
                                            (510) 441-9300

                     ARMANINO FOODS OF DISTINCTION, INC.
                  ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

     Hayward, CA (April 21, 2004) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today financial results for the first quarter ended March 31, 2004.

     Net sales for the first quarter ended March 31, 2004 were $ 3,055,659 compared to $3,383,912 for the first quarter of 2003, a decrease of 10%.

     Income from operations before income taxes for the first quarter ended March 31, 2004 resulted in income of $24,176 compared to a loss of $23,538 for the first quarter a year ago. Costs and expenses in the current quarter were less than they were a year ago and this decrease was the primary reason for the increase in profitability.

     Net income for the first quarter ended March 31, 2004 amounted to $17,165 compared to a loss of $15,417 for the same period in 2003. The Company reported basic earnings per share of $0.01 for the quarter ended March 31, 2004 compared to $0.00 for the like 2003 quarter. Diluted earnings per share was $0.00 for the first quarter of 2004 and 2003.

     William J. Armanino, President and CEO of Armanino Foods said, "Although the quarter's sales results were lower than they were a year ago, we were extremely pleased that our March sales and profitability were markedly higher than a year ago. We definitely saw the demand for our products pick up as the quarter ended and we believe this should carry on to future quarters."

     Armanino continued, "We are currently instituting promotional efforts in markets which traditionally have not been strong for us by offering promotional dollars on sales above last year.

     We believe that this strategy should increase sales in these selected markets in both the near and long term."

     Armanino concluded, "Our strong cash position, coupled with no long term debt, should allow us to adequately fund operations and maintain our dividend policy into the foreseeable future."

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.








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                      Armanino Foods of Distinction, Inc.
                  RESULTS FOR THE QUARTER ENDED MARCH 31, 2004

                                                          (Unaudited)
                                                     Quarter Ended March 31
                                                       2004           2003
                                                   ----------     ----------
Net Sales                                          $3,055,659     $3,383,912
Income (Loss) From Oper. Before Taxes              $   24,176     $  (23,538)
Net Income (Loss)                                  $   17,165     $  (15,417)
Basic Income Per Common Share                      $     0.01     $    (0.00)
Weighted Average Common Shares Outstanding          3,350,603      3,250,108
Diluted Income Per Common Share                    $     0.00     $    (0.00)
Weighted Average Common Shares Outstanding          3,585,360      3,263,822
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This press release contains forward-looking statements within the meaning of
U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

                                      END